Exhibit 99.3

Today, Fortive announced that it has entered into a definitive agreement to acquire Landauer. The transaction will be subject to customary conditions and regulatory approvals. Headquartered in Glenwood, Illinois, Landauer is a leading provider of integrated radiation safety products and services, including occupational radiation monitoring backed by market-leading dosimetry technology. Bringing over 60 years of experience in its industry, a rich culture and a compelling vision, Landauer will be part of our Field Solutions platform, along with Fluke, Qualitrol and Industrial Scientific, upon closing of the acquisition.

We will be exploring the integration strategy over the next 100 days. Landauer and Fluke Biomedical each deliver critical patient and staff safety solutions to healthcare providers around the world. Landauer’s culture and complementary core strengths in dosimetry services and medical physics fit exceptionally well with our own efforts to help customers. We look forward to welcoming the entire Landauer team to Fortive and to helping them continue to improve public health and safety by advancing research, technology and services related to radiation measurement.

Additional Information and Where to Find It:

This internal announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Landauer, Inc. common stock described in this internal announcement has not yet commenced. At the time the planned offer is commenced, an indirect, wholly-owned subsidiary of Fortive Corporation will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and Landauer will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Landauer stockholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.